Exhibit 99.1

Spero Announces Appointment of David P. Southwell to its Board of Directors

Broad leadership and financial expertise adds to our board’s breadth of talent and background

CAMBRIDGE, Massachusetts, February 1, 2018 — Spero Therapeutics, Inc. (Nasdaq:SPRO), a multi-asset clinical-stage biopharmaceutical company focused on identifying, developing and commercializing novel treatments for multidrug-resistant bacterial infections, announced today the appointment of David P. Southwell to its Board of Directors, effective immediately. Mr. Southwell has more than 20 years of corporate leadership and finance experience within the biotechnology and pharmaceutical sectors, most recently as the President and Chief Executive Officer at Inotek Pharmaceuticals. He is succeeding director Vikas Goyal, who has been a long-standing director of Spero since it was a private company and is making a planned transition from the Board, effective upon Mr. Southwell’s appointment.

“We are delighted to welcome David to our Board of Directors,” said Ankit Mahadevia, M.D., Chief Executive Officer of Spero Therapeutics. “David’s extensive experience building, growing, and financing clinical and commercial stage organizations will be invaluable as we continue to rapidly advance our clinical-stage pipeline and our leadership in the field of infectious disease.”

Dr. Mahadevia added, “We would also like to thank Vikas for his years of service to Spero’s Board, helping guide us during our years of growth as a private company to our next stage of growth as a publicly traded company.”

Mr. Southwell served as President and Chief Executive Officer, and member of the Board of Directors of Inotek Pharmaceuticals from July 2014 until its merger with Rocket Pharmaceuticals in January 2018. From March 2010 to October 2012, Mr. Southwell served as Executive Vice President, Chief Financial Officer of Human Genome Sciences until its merger with GlaxoSmithKline plc. Prior to Human Genome Sciences, Mr. Southwell served as Executive Vice President and Chief Financial Officer of Sepracor from 1994-2008, and as an investment banker at Lehman Brothers from 1984-1986 and 1988-1994.

“I am delighted to join Spero at this exciting time for the company,” said Mr. Southwell. “Spero’s derisked clinical pipeline offers an attractive and cost-effective treatment paradigm for the millions of patients that suffer from bacterial infections, yet are not adequately served by current therapies both outside and inside of the hospital setting. This unique mix of products positions it well for growth in the field.”

Mr. Southwell currently serves on the Board of Directors of PTC Therapeutics, since December 2005, and Rocket Pharmaceuticals since January 2018. He previously served on the Boards of Directors of Human Genome Sciences (2008-2010), THL Credit (2007-2016), inVentiv Health (2016), and Biosphere Medical (1998-2010). Mr. Southwell received a B.A. from Rice University and an M.B.A. from the Tuck School at Dartmouth College, where he has served as head of the MBA Advisory Board and currently serves on the Board of Overseers.

About Spero

Spero Therapeutics is a multi-asset, clinical-stage biopharmaceutical company focused on identifying, developing and commercializing novel treatments for multidrug-resistant (MDR) bacterial infections.

Spero is advancing SPR994, which is designed to be the first broad-spectrum oral antibiotic for use in adults to treat MDR Gram-negative infections.

Spero is also advancing its Potentiator Platform, which it believes will enable it to develop drugs that will expand the spectrum and potency of existing antibiotics, including formerly inactive antibiotics, against Gram-negative bacteria. The product candidates are two IV-administered agents, SPR741 and SPR206, designed to treat MDR Gram-negative infections in the hospital setting.

Spero is also developing SPR720, its novel oral therapy product candidate designed for the treatment of pulmonary non-tuberculous mycobacterial (NTM) infections.

For more information, visit https://sperotherapeutics.com.

Forward Looking Statements

This press release may contain forward-looking statements. These statements include, but are not limited to, statements about the initiation, timing, progress and results of the Company’s preclinical studies and clinical trials and the Company’s research and development programs, the timing of clinical data, the Company’s cash forecast and anticipated expenses and the sufficiency of the Company’s cash resources. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intent,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including whether results obtained in preclinical studies and clinical trials will be indicative of results obtained in future clinical trials; whether the Company’s product candidates will advance through the preclinical development and clinical trial process on a timely basis, or at all; whether the results of such trials will warrant submission for approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether the Company’s cash resources will be sufficient to fund its continuing operations for the periods and/or trials anticipated; and other factors discussed in the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 14, 2017, and risks described in other filings the Company may make with the Securities and Exchange Commission in the future. The forward-looking statements included in this press release represent the Company’s views as of the date of this press release. The Company anticipates that subsequent events and developments will cause its views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Spero Investor Contact:

Sharon Klahre

Director, Investor Relations

857-242-1547

IR@sperotherapeutics.com